Item 77Q.1(e)

ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT
Emerging Markets Fixed Income Core Fund
         THIS ASSIGNMENT is entered into as of January 1, 2004 by and between FEDERATED GLOBAL
INVESTMENT MANAGEMENT CORP., a Delaware corporation ("FGIMCO"), and FEDERATED
INVESTMENT COUNSELING, a Delaware statutory trust ("FIC").
         WHEREAS, FGIMCO entered into an Investment Advisory Contract dated as of December 1, 2001 with
Federated Core Trust II, L.P. (the "Trust") with respect to
the International High Income Core Fund, now known as
Emerging Markets Fixed Income Core Fund (the "Fund"), a portfolio of the Trust (the "Contract");
         WHEREAS, FGIMCO desires to assign its rights, duties and responsibilities under the Contract to FIC, and
FIC desires to accept such assignment from FGIMCO; and
         WHEREAS, the Board of Trustees of the Trust has approved the assignment of the Contract from
FGIMCO to FIC;
         KNOW ALL MEN BY THESE PRESENTS THAT:
         In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FGIMCO does hereby assign all of its rights, duties and responsibilities under the
Contract described above to FIC, and FIC does hereby accept
 such assignment.
         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove
set forth.
FEDERATED GLOBAL INVESTMENT
MANAGEMENT CORP.		FEDERATED INVESTMENT COUNSELING

By:  /s/ G. Andrew Bonnewell		By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell		Name:  Keith M. Schappert
Title:  Vice President		Title:  President - Investment Research








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